EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Hasbro, Inc.:

We consent to the use of our reports dated February 24, 2010 with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 27, 2009 and December 28, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 27, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 27, 2009, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island
November 3, 2010